UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Mine Safety Appliances Company

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MINE SAFETY APPLIANCES COMPANY    •    P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230    •    PHONE (412) 967-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK OF

    MINE SAFETY APPLIANCES COMPANY:

Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Tuesday, May 10, 2005, at 9:00 A.M., local Pittsburgh time, at the Company’s headquarters, 121 Gamma Drive, RIDC Industrial Park, O’Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

(1)    Election of Directors:    The election of three directors for a term of three years;

(2)    CEO Annual Incentive Award Plan:    Approval of the CEO Annual Incentive Award Plan;

(3)    Selection of Independent Registered Public Accounting Firm:    The selection of the independent registered public accounting firm for the year ending December 31, 2005;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 18, 2005 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please execute and date the accompanying form of proxy and return it in the enclosed self-addressed, stamped envelope at your earliest convenience. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

March 29, 2005

March 29, 2005

MINE SAFETY APPLIANCES COMPANY

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mine Safety Appliances Company (the “Company”) of proxies in the accompanying form to be voted at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 10, 2005, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. If a proxy in the accompanying form is duly executed and returned, the shares of Common Stock represented thereby will be voted and, where a specification is made by the shareholder, will be voted in accordance with such specification. A shareholder giving the accompanying proxy has the power to revoke it at any time prior to its exercise upon written notice given to the Secretary of the Company.

The mailing address of the principal executive offices of the Company is P.O. Box 426, Pittsburgh, Pennsylvania 15230.

VOTING SECURITIES AND RECORD DATE

As of February 18, 2005, the record date for the Annual Meeting, 36,360,358 shares of Common Stock were issued and outstanding, not including 3,062,767 shares held in the Company’s Stock Compensation Trust. The shares held in the Stock Compensation Trust are not considered outstanding for accounting purposes but are treated as outstanding for certain purposes, including voting at the Annual Meeting. See “Stock Ownership—Beneficial Ownership of Management.”

Only holders of Common Stock of the Company of record on the books of the Company at the close of business on February 18, 2005 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Such holders are entitled to one vote for each share held and do not have cumulative voting rights with respect to the election of directors. Holders of outstanding shares of the Company’s 4 1/2% Cumulative Preferred Stock are not entitled to vote at the meeting.

See “Stock Ownership” for information with respect to share ownership by the directors and executive officers of the Company and the beneficial owners of 5% or more of the Company’s Common Stock.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Three directors will be elected at the Annual Meeting to serve until the Annual Meeting in 2008. The term of each director will continue until a successor has been elected and qualified. The Board of Directors and its Nominating and Corporate Governance Committee recommend a vote FOR the election of the nominees named below, each of whom has consented to be named as a nominee and to serve if elected. Properly executed proxies timely received in the accompanying form will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Nominating and Corporate Governance Committee in the event a nominee named becomes unavailable for election.

The following table sets forth certain information about the nominees, all of whom are currently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting:

Name	Principal Occupation and any Position with the Company; Other Reporting Company Directorships	Age	Director Since
Nominees for terms expiring in 2008
Diane M. Pearse	Chief Financial Officer, Crate and Barrel (home furnishings retailer)	47	2004

L. Edward Shaw, Jr.	Of Counsel, Gibson, Dunn & Crutcher LLP (full service law firm)	60	1998

Thomas H. Witmer	Retired (1998); formerly President and Chief Executive Officer, Medrad, Inc. (manufacturer of medical devices); Chairman of the Board, Granite State Log Homes (log home construction)	62	1997
Continuing Directors with terms expiring in 2006
Calvin A. Campbell, Jr.	Retired (2003); formerly Chairman, President and Chief Executive Officer, Goodman Equipment Corporation (manufactured underground mining and tunneling locomotives and parts and services for plastics injection molding machinery); Director of Eastman Chemical Company	70	1994

Thomas B. Hotopp	Retired (2003); formerly President of the Company	63	1998
Continuing Directors with terms expiring in 2007
James A. Cederna	Founder and owner, Cederna International Inc. (executive coaching)	54	2002

John T. Ryan III	Chairman and Chief Executive Officer of the Company	61	1981

John C. Unkovic	Partner and General Counsel, Reed Smith LLP (full service law firm)	61	2002

Mr. Cederna was Chairman, President and Chief Executive Officer of Calgon Carbon Corporation until February 2003. From April 2000 to January 2001, Ms. Pearse was Chief Financial Officer of iCastle.com, Inc., a home improvement business. Previously, she was Vice President, Business Financial Services – Americas, of BP Amoco, Plc., an oil and gas company. Mr. Shaw was Executive Vice President and General Counsel of Aetna, Inc., a health care and group benefits insurer, until his retirement in December 2003. Mr. Shaw is the brother-in-law of Mr. Ryan. Each other director has engaged in the principal occupation indicated in the above table for at least the past five years.

Director Independence

The Board of Directors has determined that each of directors Campbell, Cederna, Pearse, Unkovic and Witmer has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is therefore an independent director. In reaching these determinations, the Board reviewed the director’s individual circumstances, the corporate governance rules of the New York Stock Exchange and the following standards:

(a)(i) A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of the employment relationship.

(ii) A director who receives, or whose immediate family member receives (other than in a non-executive officer employee capacity), more than $100,000 per year in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service) is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

(iii) A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

(iv) A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

(v) A director who is currently an executive officer or an employee, or whose immediate family member is currently an executive officer, of a company that makes payments to or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenue, is not independent until three years after falling below such threshold.

(b) In addition, the following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 5% of the total consolidated assets of the company he or she serves as an executive officer; (ii) if a director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company he or she serves as an executive officer; and (iii) if a director serves as an executive officer of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 2% of that organization’s annual revenue. (The Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.) A commercial relationship in which a director is an executive officer of another company that owns a common stock interest in the Company will not be considered to be a material relationship which would impair a director’s independence. The Board will annually review commercial and charitable relationships of directors.

(c) For relationships outside the safe-harbor guidelines in (b) above, the determinations of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in (a) and (b) above. For example, if a director is the executive officer of a charitable organization, and the Company’s discretionary charitable contributions to the organization are more than 2% of that organization’s annual revenue, the independent directors could determine, after considering all of the relevant circumstances, whether such a relationship was material or immaterial, and whether the director should therefore be considered independent. The Company would explain in its proxy statement the basis for any Board determination that a relationship was immaterial, despite the fact that it did not meet the safe-harbor for immateriality set forth in paragraph (b) above.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and certain other committees.

The Audit Committee, which met six times during 2004, assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and financial reporting process. The Committee selects and recommends annually to the Board and the shareholders the independent registered public accounting firm to audit the Company’s financial statements, approves in advance all audit and non-audit services performed by the independent registered public accounting firm, reviews the plans, findings and recommendations of the independent registered public accounting firm, and reviews and evaluates the performance of the independent registered public accounting firm, their independence and their fees. The Committee reviews and discusses with management and the independent registered public accounting firm the Company’s financial statements and reports, its internal and disclosure controls and matters relating to the Company’s internal control structure, its business ethics policy and legal and regulatory compliance. The current members of the Audit Committee are directors Campbell, Cederna, Pearse and Witmer, each for a term expiring at the 2005 organizational meeting of the Board of Directors. The Board of Directors has determined that Director Pearse is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.

The Compensation Committee presently consists of directors Campbell, Cederna, Unkovic and Witmer, each for a term expiring at the 2005 organizational meeting of the Board. The Compensation Committee, which met three times in 2004, reviews and approves the annual goals, objectives and performance of the Company’s chief executive officer, reviews and approves the compensation of the Company’s executive officers and other key executives and monitors the effectiveness of the Company’s employee benefit offerings. A report of the Compensation Committee as to its policies in determining the 2004 compensation of the Company’s executive officers appears later. The Compensation Committee also administers the Company’s 1998 Management Share Incentive Plan (the “MSIP”).

The current members of the Nominating and Corporate Governance Committee are directors Campbell, Cederna, and Unkovic, each for a term expiring at the 2005 organizational meeting of the Board. The Committee, which met three times in 2004, reviews and makes recommendations to the Board regarding the composition and structure of the Board, criteria and qualifications for Board membership, director compensation and evaluation of current directors and potential candidates for director. It is also responsible for establishing and monitoring policies and procedures concerning corporate governance. Further information concerning the Nominating and Corporate Governance Committee and its procedures appears below.

Corporate Governance Matters

The Board of Directors has adopted Corporate Governance Guidelines which cover a wide range of subjects, such as the role of the Board and its responsibilities, Board composition, operations and Committees, director compensation, Board and management evaluation and succession planning, director orientation and training and communications with the Board. The Corporate Governance Guidelines, as well as the Charters of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees and the Company’s Code of Business Conduct and Ethics for directors, officers and employees, are available in the Investor Relations section of the Company’s website at www.MSAnet.com. Such material will also be furnished without charge to any shareholder upon written request to the Corporate Secretary at the Company’s address appearing on page 1.

The Corporate Governance Guidelines provide that it is the Company’s practice for the non-management directors to meet at each Board meeting in executive session, with no members of management present. The non-management directors include, in addition to the independent directors, any other director who is not a current officer of the Company. In addition, the independent directors hold at least one executive session per year. A chairperson for the executive sessions is selected annually from the chairpersons of the Audit, Compensation and Nominating and Corporate Governance Committees. A chairperson who serves in that role may not be the chairperson of the executive sessions again until at least two years have passed since he or she last held the position. In 2004, director Campbell served as chairperson of the executive sessions of the non-management directors, and director Cederna served as chairperson of the executive sessions of the independent directors.

The Board of Directors met on eleven days during 2004. All directors attended at least 75% of the combined total of the meetings of the Board and of all committees on which they served. Directors are expected to attend the Annual Meeting of Shareholders. In 2004, all members of the Board of Directors attended the Annual Meeting.

Vote Required

In the election of directors for terms expiring in 2008, the three candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors. A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting.

The Company’s Restated Articles require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Secretary of the Company not later than 90 days in advance of the meeting at which the election is to be held. No such notices were received with respect to the 2005 Annual Meeting. Therefore, only the nominees named above will be eligible for election at the meeting.

OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

The following table sets forth information concerning the annual, long-term and other compensation earned from the Company and its subsidiaries for the years 2004, 2003 and 2002 by the persons who were in 2004 the chief executive officer and the other four most highly compensated executive officers of the Company (the “Named Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(2)	Shares Underlying Stock Options (# of Shares) (3)	All Other Compensation ($)(4)

John T. Ryan III	2004	$586,618	$763,370	$212,048	76,069	$76,580
Chairman and	2003	$555,990	$744,750	$207,045	205,575	$59,319
Chief Executive Officer	2002	$525,207	$364,120	$200,986	151,326	$66,244

William M. Lambert	2004	$282,155	$297,350	$102,762	36,119	$29,362
Vice President;	2003	$259,647	$300,760	$100,250	97,629	$20,675
President,	2002	$210,209	$106,110	$39,648	29,184	$19,705
MSA North America

James H. Baillie	2004	$325,547	$209,229	$80,856	28,419	$24,821
Vice President;	2003	$304,705	$252,927	$76,824	74,700	$33,041
President, MSA Europe	2002	$277,808	$127,733	$71,052	52,500	$25,666

Rob Cañizares M. (5)	2004	$271,077	$188,550	$66,239	23,279	$26,572
Vice President;	2003	$245,000	$163,460	$64,766	62,931	$18,686
President, MSA	2002	—	—	—	—	—
International

Dennis L. Zeitler	2004	$255,899	$260,890	$70,274	24,699	$ 8,656
Vice President, Chief	2003	$240,674	$252,430	$68,556	66,747	$ 8,656
Financial Officer and Treasurer	2002	$225,477	$119,300	$66,734	49,071	$22,624

(1)	For each year, the incremental cost to the Company of personal benefits provided to any Named Officer did not exceed the lesser of $50,000 or 10% of aggregate salary and bonus.

(2)

The amounts shown in this column represent the market values on March 9, 2004, March 12, 2003 and March 11, 2002 of restricted shares awarded on those dates. At December 31, 2004 the number and market values of restricted shares held by the Named Officers were as follows: Mr. Ryan, 41,850 shares

($2,129,328); Mr. Lambert, 15,860 shares ($806,957); Mr. Baillie, 15,350 shares ($781,008); Mr. Cañizares, 8,280 shares ($421,286); and Mr. Zeitler, 13,870 shares ($705,706). Holders of restricted shares receive dividends at the same rate as paid on other shares of Common Stock.

(3)	Share numbers have been adjusted to reflect the special distribution to shareholders in November 2003 and the 3-for-1 Common Stock split in January 2004.

(4)	2004 amounts include Company matching contributions to the Company’s Retirement Savings and Supplemental Savings Plans as follows: Mr. Ryan, $53,255; Mr. Lambert, $23,317; Mr. Cañizares, $17,686; and Mr. Zeitler, none. The 2004 amounts also include life insurance premiums paid by the Company as follows: Mr. Ryan, $23,325; Mr. Lambert, $6,045; Mr. Cañizares, $8,886; and Mr. Zeitler, $8,656. The 2004 amount for Mr. Baillie is the amount paid to him in lieu of contributions to a retirement plan.

(5)	Mr. Cañizares was first employed by the Company in January 2003.

Stock Option Grants in 2004

The following table sets forth information concerning stock options granted to the Named Officers in 2004 under the MSIP:

Name	Number of Shares Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in 2004	Exercise Price ($/Share) (1)	Expiration Date	Grant Date Present Value (2)
John T. Ryan III	3,989	1.4%	$27.570	3/9/2009	$20,937
	72,080	25.2%	$25.065	3/9/2014	$615,206
William M. Lambert	36,119	12.6%	$25.065	3/9/2014	$308,286
James H. Baillie	28,419	9.9%	$25.065	3/9/2014	$242,569
Rob Cañizares M.	23,279	8.1%	$25.065	3/9/2014	$198,718
Dennis L. Zeitler	24,699	8.6%	$25.065	3/9/2014	$210,821

(1)	The exercise price is the market value of the Common Stock on the date the options were granted, except that in the case of the option for 3,989 shares granted to Mr. Ryan it is 110% of such value. The options became exercisable on March 9, 2005. The option for 3,989 shares granted to Mr. Ryan, and 3,989 shares of the options granted to each other Named Officer are intended to qualify as incentive stock options under the Internal Revenue Code.

(2)	The grant date present value of the options has been determined utilizing the Black-Scholes option pricing model. The assumptions used to arrive at the present values were: stock price volatility of 28.95%, expected dividend yield of 2.00%, expected option term of five years for the option for 3,989 shares granted to Mr. Ryan and ten years for the remaining options, and a risk-free rate of return of 2.89% for the option for 3,989 shares granted to Mr. Ryan and 4.15% for the remaining options.

Stock Option Exercises and Year-End Values

The following table sets forth information concerning the stock options under the MSIP exercised by the Named Officers during 2004 and the stock options under the MSIP held by the Named Officers at December 31, 2004.

Name	Number of Shares Acquired on Exercise	Value Realized (1)	Number of Shares Underlying Unexercised Options at 12/31/2004		Value of Unexercised In-the-Money Options at 12/31/2004 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John T. Ryan III	49,378	$1,223,769	674,678	76,069	$28,033,956	$1,953,729
William M. Lambert	81,525	$2,915,231	126,813	36,119	$5,057,945	$932,412
James H. Baillie	20,263	$634,763	106,937	28,419	$4,253,857	$733,636
Rob Cañizares M.	32,000	$1,044,364	30,931	23,279	$1,244,261	$600,947
Dennis L. Zeitler	66,747	$2,080,637	49,071	24,699	$1,901,069	$637,605

(1)	Represents the difference between the fair market value of the shares acquired on the date of the option exercise and the option price of those shares.

(2)	Represents the amount by which the December 31, 2004 market value of the shares subject to unexercised options exceeded the option price of those options.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report on 2004 executive compensation:

The Compensation Committee of the Board of Directors is responsible for approving salaries and bonuses to be paid to the Company’s executive officers. The Compensation Committee is also responsible for administering the Company’s shareholder approved 1998 Management Share Incentive Plan (the “MSIP”), which permits the Committee to make discretionary grants of stock options and restricted stock as incentives to executive officers and other key employees.

The Compensation Committee’s policy in approving salaries is designed to pay executive officer salaries at competitive levels necessary to attract and retain competent personnel while at the same time recognizing individual performance factors. To do this, the Company periodically retains compensation consultants to assist in evaluating each United States executive officer position and in determining the market level salary range for the position based on salaries paid for executive positions with similar duties and responsibilities by other manufacturing companies of comparable size and sales volumes. Between these periodic evaluations, market level salary ranges for each position are reviewed to reflect changes shown by data provided from compensation surveys. Within the market level salary range for each executive officer position, the salary to be paid to the individual officer is determined by taking into consideration the relationship of the officer’s current salary to the market level range and an evaluation of the officer’s individual performance made initially by the chief executive officer or the officer’s other immediate supervisor. In the case of the chief executive officer, the individual performance evaluation and the determination of the amount of the salary adjustment are made by the Compensation Committee.

The Company has one executive officer located overseas, James H. Baillie, Vice President of the Company and President of MSA Europe. Mr. Baillie’s salary is determined in a manner similar to that used for executive officers located in the United States, except that the market level salary range for his position is determined by reference to salaries paid for similar executive positions in Europe.

At its meeting in March 2004 the Committee considered executive officer salaries for the period April 1, 2004 through March 31, 2005. The increase in Mr. Ryan’s salary for this period was awarded in recognition of the Company having exceeded its net income target in 2003.

The Company’s annual bonus policy is designed to make a significant percentage of an executive officer’s total cash compensation dependent upon corporate and individual performance. At targeted levels for 2004, this percentage was 60% of median market level salary for the chief executive officer, and was from 30% to 45% of median market level salary for other executive officers. For the chief executive and chief financial officers, the percentage of the targeted bonus earned is initially determined as the percentage of achievement of a targeted level of consolidated net income for the year. For other officers, 25% to 50% of the initial bonus determination is based on the percentage of achievement of the consolidated net income target, and the remainder is determined based on the percentage of achievement of income or other targets established for the geographic areas and/or operating divisions with which the officer is associated. The initial percentage of the targeted bonus earned based on Company performance may be adjusted upward or downward for each officer based upon an evaluation of the individual officer’s performance during the year, which is made initially by the chief executive officer or the officer’s other immediate supervisor or, in the case of the chief executive officer, by the Compensation

Committee. Individual bonuses under the regular bonus program may not exceed 150% of targeted levels, and no bonus is paid based on net income or other performance which is less than 50% of the targeted amount. The Committee may make exceptions to these rules in special cases. The total amounts payable as bonuses in any year for all participants under the regular bonus program may not exceed 6% of consolidated earnings before interest and taxes.

At its meeting in March 2004, the Committee determined to continue its practice of offering additional incentives to meet and exceed the Company’s annual consolidated net income target. Under the additional incentive plan approved for 2004, annual bonuses earned under the regular bonus plan would be increased by 10% if the Company exceeded its plan for 2004 consolidated net income and could be increased by up to 50% if the Company exceeded the plan by a specified percentage amount. The Company exceeded its plan for 2004 consolidated net income by the amount required to trigger the maximum 50% increase in the bonuses payable under the regular bonus program.

The Committee determined bonuses for 2004 at its meeting in February 2005. The amount of the bonus awarded to Mr. Ryan was 109% of the amount determined under the regular and enhanced bonus program formulas, which was the maximum amount which could be awarded consistent with the regular bonus program’s cap of 150% of the targeted bonus. This amount was awarded by the Committee in recognition of the outstanding performance of the Company for its shareholders in 2004 and Mr. Ryan’s uniquely superior individual performance.

Awards under the MSIP are intended to provide executive officers with long-term incentives in the form of stock-based compensation to remain with the Company and to work to increase shareowner value. Under both types of awards utilized under the MSIP, stock options and restricted stock, the value realized in the future by the officer is a direct function of the Company’s success in achieving a long-term increase in the market value of its Common Stock. The Committee’s long-term incentive award program under the MSIP was designed based on recommendations resulting from a study by a compensation consulting firm. Under the program, the annual dollar value of MSIP awards for each executive officer position is based on the market level annual dollar value of long-term incentive awards for similar positions, as determined from compensation survey data.

Each year, 75% of the dollar value of long-term incentive awards, as so determined, is made in the form of stock options and 25% in the form of restricted stock awards. The number of shares for which stock options are granted to each executive officer is determined by dividing 75% of the dollar value for the officer’s position by the per share value of the options as determined under the Black-Scholes option pricing model. Stock options are normally granted as incentive stock options within the limits established by the Internal Revenue Code and as nonqualified options above those limits. The option price is equal to the fair market value of the option shares as of the date the options are granted, except that in the case of incentive stock options granted to Mr. Ryan, the option price is 110% of the grant date fair market value. The options granted in 2004 become exercisable one year from the date of grant and have a term of ten years, except that in the case of incentive stock options granted to Mr. Ryan the term is five years. The options generally are exercisable only while the grantee remains an employee of the Company or a subsidiary, except that the options may be exercised for limited periods after a termination of employment due to death, disability or retirement or a voluntary termination with the consent of the Company.

The number of shares awarded in the form of restricted stock is determined by dividing 25% of the dollar value of long-term incentive awards for each executive officer position by the per share market value on the date of the award. Restricted shares are awarded annually and vest on March 15 of the third year following the award date. Until vesting, the restricted shares are held in escrow by the Company, may not be sold and generally will be forfeited if the officer’s employment terminates other than by death, disability or retirement under a Company retirement plan. Unless and until the restricted shares are forfeited to the Company, the officer may vote and receive dividends on the restricted shares.

In accordance with the Committee’s long-term incentive program, the Committee granted stock options and restricted stock awards under the MSIP at its meeting in March 2004. The awards granted to Mr. Ryan were in the amounts determined under the program formulas.

The Committee has adopted, and recommends that the shareholders approve, the proposed CEO Annual Incentive Award Plan to help ensure that all compensation paid to the Company’s executive officers remains deductible under Section 162(m) of the Internal Revenue Code. At 2005 compensation levels, and assuming shareholder approval of the proposed Plan, the Company does not anticipate that it will be affected by Section 162(m)’s $1 million cap on deductibility of individual executive officer compensation.

The foregoing report was submitted by the Compensation Committee of the Board of Directors:

Calvin A. Campbell, Jr., Chairman

James A. Cederna

John C. Unkovic

Thomas H. Witmer

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships, as defined in regulations of the Securities and Exchange Commission, involving members of the Compensation Committee.

Directors Campbell, Cederna, Unkovic and Witmer served as members of the Compensation Committee during all of 2004. The Board of Directors has determined that each of these directors is independent in accordance with the listing standards of the New York Stock Exchange. Prior to the 2004 organizational meeting of the Board in April 2004, Mr. Shaw also served as a member of the Compensation Committee.

Mr. Unkovic is a partner in the law firm of Reed Smith LLP, which provides legal services to the Company as its outside counsel.

Retirement Plans

The following table shows the estimated annual retirement benefits payable upon normal retirement at age 65 under the Company’s Non-Contributory Pension Plan for Employees to participating employees, including executive officers, in selected compensation and years-of-service classifications.

Years of Service	5 Year Average Compensation
	$200,000	$400,000	$600,000	$800,000	$1,000,000	$1,200,000
5	$12,375	$26,841	$41,308	$55,775	$70,241	$84,708
15	37,124	80,524	123,924	167,324	210,724	254,124
25	61,873	134,207	206,540	278,873	351,206	423,540
35	86,622	187,889	289,156	390,422	491,689	592,956
45	105,289	225,222	345,156	465,089	585,022	704,956

Notes:

1.	Years of service are based upon completed months of service from date of hire to date of retirement.

2.	The benefits actually payable under the plan will be subject to the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code. These limitations have not been reflected in the table. However, the Company has a supplemental plan providing for the payment by the Company to officers on an unfunded basis of the difference between the amounts payable under the benefit formula of the pension plan and the benefit limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code.

3.	This table applies to employees born in calendar year 1945. The actual benefits payable will vary slightly depending upon the actual year of birth.

4.	The benefits shown have been calculated using the Social Security law in effect on January 1, 2005, with a maximum taxable wage base of $90,000 assumed until retirement.

The amounts shown in the table are straight-life annuity amounts, assuming no election of any available survivorship option, and are not subject to any Social Security or other offsets. Benefits under the plan are based on the highest annual average of the participant’s covered compensation for any five consecutive years of service, with covered compensation including salary and bonus. As of December 31, 2004, years of service under the plan for the Named Officers were: Mr. Ryan, 35.50 years; Mr. Lambert, 23.33 years; Mr. Cañizares, 1.95 years; and Mr. Zeitler, 28.00 years.

Mr. Baillie does not participate in the Company’s retirement plans, but instead receives an annual payment in lieu of retirement plan contributions. This payment is included under “All Other Compensation” in the Summary Compensation Table on page 4. Mr. Ryan also participates in the Retirement Plan for Directors. Under this plan, the annual benefit payable to Mr. Ryan upon retirement after 5 years service as a director, and commencing when the sum of age and years of service equals 75, would be $20,000.

The Company’s Executive Insurance Program was established to assist members of senior management approved by the Board in procuring life insurance during their working careers and to provide them with additional flexibility and benefits upon retirement. Under the program, the Company’s group term life insurance in excess of $50,000 is replaced with individual insurance up to an approved amount. Premiums are paid by the Company and are included under “All Other Compensation” in the above compensation table. In lieu of insurance after retirement, the participant may elect (i) an uninsured death benefit from the Company in the insurance amount, which would be taxable when paid, or (ii) to have the insurance amount paid to him by the Company in monthly installments over 15 years. If the second uninsured alternative were selected, the annual amount payable by the Company upon retirement would be $66,667 for Mr. Ryan, $50,000 for Mr. Lambert, $40,000 for Messrs. Cañizares and Zeitler. If either of the two uninsured alternatives are selected, the death benefit on the insurance policy would be paid to the Company. Mr. Baillie does not participate in this program.

Change In Control Severance Agreements

The Company has entered into agreements with each of the Named Officers the stated purpose of which is to encourage the officers’ continued attention and dedication to their duties without distraction in the event of an actual or potential change in control of the Company. In the agreements, the officers agree that if a potential change in control, as defined in the agreements, occurs, the officers will remain in the employment of the Company for at least 6 months or until an actual change in control occurs, unless employment is sooner terminated by the executive for good reason, as defined in the agreement, or due to death, disability or retirement or by the Company. In return, the agreements provide that if within 3 years after a change in control, as defined in the agreement, the officer’s employment is terminated by the Company without cause, as defined in the agreement, or the officer terminates his employment for good reason, as defined in the agreement, the officer will be entitled to receive (a) a lump sum payment equal to three times the sum of (i) the officer’s annual salary plus (ii) the average annual bonus paid to the officer for the preceding two years, (b) continuation for 36 months of medical, dental, accident and life insurance benefits and (c) 36 months additional service credit under the Company’s executive insurance and post-retirement health care programs. In the case of Mr. Ryan, these benefits would also be payable if he voluntarily terminated his employment for any reason within one year after a change in control. The benefits payable under the agreements are limited to the amount that can be paid without triggering any excise tax or rendering any amounts non-deductible under the Internal Revenue Code. Except in the case of Mr. Ryan, the limitation will not apply if the reduced benefit is less than the unreduced benefit after payment of any excise tax.

Director Compensation

In 2004 directors who are not employees of the Company or one of its subsidiaries were paid a retainer at the rate of $6,250 per quarter and $1,200 for each day of a Board meeting and each meeting of a Committee of the Board that they attended. For 2005, the quarterly retainer rate has been increased to $7,500, and the fee for attendance at Board meetings has been reduced to $750 per day. Non-employee directors who serve as Chair of a Board Committee receive an additional retainer of $2,500 per quarter in the case of the Audit Committee and $1,250 per quarter in the case of the Compensation Committee and the Nominating and Corporate Governance Committee.

The 1990 Non-Employee Directors’ Stock Option Plan (the “DSOP”) was approved by the shareholders at the 1991 Annual Meeting. Its purposes are to enhance the mutuality of interests between the Board and the shareholders by increasing the share ownership of the non-employee directors and to assist the Company in attracting and retaining able persons to serve as directors. The total number of shares which may be issued under the DSOP is limited to 450,000 shares of Common Stock. Under the DSOP, directors who are not employees of the Company or a subsidiary receive on the third business day following each annual meeting stock option grants having a grant date value under the Black-Scholes option pricing model equal to 75% of the annual directors’ retainer and grants of restricted stock having a grant date market value equal to 125% of the annual directors’ retainer. The options will have an option price equal to the market value on the grant date, will become exercisable three years from the date of grant and will expire ten years from the date of grant. If a director resigns or is removed from office for cause, options which have not yet become exercisable are forfeited, and exercisable options will remain exercisable for 90 days. Otherwise, unexpired options may generally be exercised for five years following termination of service as a director. The restricted shares will vest on the date of the third annual meeting following the date of grant. Unvested shares are forfeited if the director terminates service for reasons other than death, disability or retirement. Pursuant to the terms of the DSOP, on May 4, 2004 directors Campbell, Cederna, Hotopp, Pearse, Shaw, Unkovic and Witmer were each granted an option to purchase 1,529 shares of Common Stock at an option price of $28.06 and 1,114 shares of restricted stock.

Prior to April 1, 2001, directors who retired from the Board after completing at least 5 years of service as a director were entitled under the Retirement Plan for Directors to receive a lifetime quarterly retirement allowance, beginning when the sum of their age and years of service equals or exceeds 75, in an amount equal to the quarterly directors’ retainer payable at the time of their retirement. Effective April 1, 2001, benefits under the Plan were frozen so that the quarterly retirement allowance, if any, payable to future retirees will be limited to (a)(1) the director’s years of service as of April 1, 2001 divided by (2) the years of service at the date the sum of the director’s age and years of service would equal 75, times (b) the $5,000 quarterly retainer amount previously in effect. Directors who are employees of the Company or a subsidiary participated in the Retirement Plan for Directors, but do not receive other additional compensation for service as a director.

Transactions with Directors and Officers

In December 2004, the Company entered into an agreement to purchase 185,000 shares of Common Stock from the Estate of Mary Irene Ryan and 857,000 shares of Common Stock from the Mary Irene Ryan Marital Trust at a price of $46.36 per share. Mary Irene Ryan was the mother of John T. Ryan III, the Company’s Chairman and Chief Executive Officer. Mr. Ryan and his sister, Irene Ryan Shaw, the wife of director L. Edward Shaw, Jr., are the executors of the estate and among its beneficiaries. Mr. Ryan and director John C. Unkovic are the trustees of the Marital Trust, and Mr. Ryan and Mrs. Shaw are among its beneficiaries. The purchase price in the sale was determined by a committee of disinterested directors consisting of directors Campbell, Cederna, Hotopp, Pearse and Witmer, based on an analysis done by investment bankers retained by the Company. The proceeds of the sale, which closed in January 2005, are to be used to pay the estate’s death taxes.

Nominating and Corporate Governance Committee Procedures

The current members of the Nominating and Corporate Governance Committee are directors Cederna, the Chairman, Campbell and Unkovic, whose terms as Committee members will expire at the 2005 organizational meeting of the Board to be held on the date of the Annual Meeting of Shareholders. The Board has determined that each of the current members of the Committee is independent as defined in the listing standards of the New York Stock Exchange.

The Committee has a written charter which is available in the Investor Relations section of the Company’s Internet website at www.MSAnet.com.

The Committee will consider nominees brought to the attention of the Board by a shareholder, a non-management director, the chief executive officer, any other executive officer, a third-party search firm or other appropriate sources. The fundamental criterion for selecting a prospective director of the Company shall be the ability to contribute to the well-being of the Company and its shareholders. Good judgment, integrity and a commitment to the mission of the Company are essential. Other criteria used in connection with selecting prospective directors shall include skills and experience needed by the Board, diversity, commitment and any other factor considered relevant by the Committee and/or the Board. The Committee may prioritize the criteria depending on the current needs of the Board and the Company.

Any shareholder who desires to have an individual considered for nomination by the Committee must submit a recommendation in writing to the Corporate Secretary, at the Company’s address appearing on page 1, not later than November 30 preceding the annual meeting at which the election is to be held. The recommendation should include the name and address of both the shareholder and the candidate and the qualifications of the candidate recommended.

The Committee does not at this time have a formal process for identifying and evaluating nominees for director. It is not anticipated that the process for evaluating a nominee would differ based on whether the nominee is recommended by a shareholder.

Shareholder Communications

A shareholder who wishes to communicate with the Board, a Committee of the Board or any individual director or group of directors may do so by sending the communication in writing, addressed to the Board, the Committee, the individual director or group of directors, c/o Corporate Secretary, at the Company’s address appearing on page 1.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to, among other things, the quality and integrity of the Company’s financial reports. The Committee operates pursuant to a written charter which was approved by the Board of Directors and is available in the Investor Relations section of the Company’s website at www.MSAnet.com. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange and Securities and Exchange Commission Rule 10A-3.

The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and the adequacy of its internal controls. The independent registered public accounting firm is responsible for planning and carrying out an audit in accordance with generally accepted auditing standards and expressing an opinion based on the audit as to whether the Company’s audited financial statements fairly present the Company’s consolidated financial position, results of operation and cash flows in conformity with generally accepted accounting principles.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2004 and has discussed the financial statements with management and with

PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for 2004. The Audit Committee has received from the independent registered public accounting firm written disclosures pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, and has discussed those matters with the independent registered public accounting firm. The Audit Committee has also received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm their independence.

In performance of its oversight function, the Audit Committee also monitored Company management’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 by discussing with management and PwC (i) management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 (“Management’s Assessment”); (ii) PwC’s opinion of Management’s Assessment and (iii) PwC’s opinion of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004.

Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee as referred to in this report and described in the Committee’s charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the Securities and Exchange Commission.

The foregoing report was submitted by the Audit Committee of the Board of Directors.

Thomas H. Witmer, Chairman

Calvin A. Campbell, Jr.

James A. Cederna

Diane M. Pearse

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Among S&P 500 Index, Russell 2000 Index and Mine Safety Appliances Company

Set forth below is a line graph and table comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended December 31, 2004 of $100 invested on December 31, 1999 in each of the Company’s Common Stock, the Standard & Poor’s 500 Composite Index and the Russell 2000 Index. Because its competitors are principally privately held concerns or subsidiaries or divisions of corporations engaged in multiple lines of business, the Company does not believe it feasible to construct a peer group comparison on an industry or line-of-business basis. The Russell 2000 Index, while including corporations both larger and smaller than the Company in terms of market capitalization, is composed of corporations with an average market capitalization similar to that of the Company.

STOCK OWNERSHIP

Under regulations of the Securities and Exchange Commission, a person is considered the “beneficial owner” of a security if the person has or shares with others the power to vote the security (voting power) or the power to dispose of the security (investment power). In the tables which follow, “beneficial ownership” of the Company’s stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a “beneficial owner” has an economic interest in the shares indicated as “beneficially owned.”

Beneficial Ownership of Management

The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock and 4 1/2% Cumulative Preferred Stock as of February 18, 2005 by each director and Named Officer and by all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the person named or a member of the group has sole voting and investment power with respect to the shares listed.

	Common Stock						4 1/2% Cumulative Preferred Stock
	Amount and Nature of Beneficial Ownership
	Non-Trust Shares (1)		Trust Shares (2)		Total Common Stock	Percent of Class (1)	Amount and Nature of Beneficial Ownership		Percent of Class
John T. Ryan III	2,145,184	(3)	3,285,317	(4)	5,430,501	13.52%	187		1.00%
Calvin A. Campbell, Jr.	49,810		—		49,810	0.13%	—		—
James A. Cederna	11,368		—		11,368	0.03%	—		—
Thomas B. Hotopp	68,866	(3)	—		68,866	0.17%	—		—
Diane M. Pearse	1,114		—		1,114	—	—		—
L. Edward Shaw, Jr.	661,531	(3)	59,406		720,937	1.83%	—	(3)	—
John C. Unkovic	20,238		2,076,397	(4)	2,096,635	5.32%	93	(4)	0.50%
Thomas H. Witmer	28,210		—		28,210	0.07%	—		—
James H. Baillie	167,107		127,615	(5)	294,722	0.75%	—		—
Rob Cañizares M.	62,490		153,623	(3)(5)	216,113	0.55%
William M. Lambert	239,921	(3)	127,615	(5)	367,536	0.93%	—		—
Dennis L. Zeitler	71,343		127,615	(5)	198,958	0.50%	—		—
All executive officers and directors as a group (16 persons)	3,888,300	(3)	4,599,618	(5)	8,487,918	20.76%	280		1.50%

(1)	The number of shares of Common Stock beneficially owned and the number of shares of Common Stock outstanding used in calculating the percent of class include the following shares of Common Stock which may be acquired within 60 days upon the exercise of stock options held under the MSIP or the DSOP: Mr. Ryan, 750,747 shares; Mr. Campbell, 25,206 shares; Mr. Cederna, 5,238; Mr. Hotopp, 37,013 shares; Ms. Pearse, none; Mr. Shaw, 25,206 shares; Mr. Unkovic, 5,238; Mr. Witmer, 15,504 shares; Mr. Baillie, 135,356 shares; Mr. Cañizares, 54,210 shares; Mr. Lambert, 162,932 shares; Mr. Zeitler, 24,699 shares; and all directors and executive officers as a group, 1,468,666 shares. The number of shares of Common Stock beneficially owned also includes the following restricted shares awarded under the MSIP, as to which such persons have voting power only: Mr. Ryan, 41,850 shares; Mr. Campbell, 2,008 shares; Mr. Cederna, 2,008 shares; Mr. Hotopp, 1,579 shares; Ms. Pearse, 1,114 shares; Mr. Shaw, 2,008 shares; Mr. Unkovic, 2,008 shares; Mr. Witmer, 2,008 shares; Mr. Baillie, 15,350 shares; Mr. Cañizares, 8,280 shares; Mr. Lambert, 15,860 shares; Mr. Zeitler, 13,870 shares; and all directors and executive officers as a group, 138,823 shares.

(2)	The shares in this column are those as to which the director or officer holds voting and or investment power as a fiduciary or otherwise under the terms of a trust instrument. In certain cases, the director or officer is also among the beneficiaries of the trust.

(3)	Includes shares of Common Stock as to which voting and investment power is shared with the spouse as follows: Mr. Ryan, 435,292 shares; Mr. Hotopp, 30,274 shares; Mr. Shaw, 590,097 shares; Mr. Cañizares, 26,008 shares; Mr. Lambert, 61,129 shares; and all directors and executive officers as a group, 1,172,330 shares. Amounts shown do not include 521,882 shares of Common Stock held by Mr. Ryan’s wife, including 160,344 shares held as trustee. The amount shown for Mr. Shaw does not include 1,581,096 additional shares of Common Stock, including 1,176,213 shares held as trustee, and 721 shares of 4 1/2% Cumulative Preferred Stock held by Mr. Shaw’s wife. See the following discussion of the beneficial ownership of Irene Ryan Shaw.

(4)	Includes 1,836,889 shares of Common Stock as to which Messrs. Ryan and Unkovic share voting and investment power as co-trustees and 159,156 additional shares of Common Stock as to which Messrs. Ryan and Unkovic share voting and investment power with Irene Ryan Shaw as co-trustees. The amount shown for Mr. Ryan also includes 1,016,617 additional shares of Common Stock as to which Mr. Ryan and Irene Ryan Shaw, and in certain cases other members of their family, share voting and investment power as co-trustees. Mr. Unkovic also holds 93 shares of 4½% Cumulative Preferred Stock as trustee.

(5)	The Company has established a Stock Compensation Trust which holds 3,062,767 shares of Common Stock which are available to satisfy obligations of the Company under its stock incentive plans. Under the terms of the Trust Agreement, the trustee, PNC Bank, must follow the directions of the holders of stock options under the plans, excluding members of the Board of Directors, in voting the shares held by the Trust and in determining whether such shares should be tendered in the event of a tender or exchange offer for the Common Stock. Each such option holder has the power to direct the trustee with respect to a number of shares of Common Stock equal to the shares held by the Trust divided by the number of option holders. Included in the table are 127,615 shares of Common Stock each for Messrs. Baillie, Cañizares, Lambert and Zeitler, and 1,148,535 shares of Common Stock for all directors and executive officers as a group, as to which such persons and other executive officers of the Company have such voting and investment power. See the following discussion of the beneficial ownership of The PNC Financial Services Group, Inc.

5% Beneficial Owners

As of February 18, 2005, to the best of the Company’s knowledge, seven persons or entities beneficially owned more than 5% of the Company’s Common Stock. The beneficial ownership of John T. Ryan III and John C. Unkovic appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Irene Ryan Shaw 9 Carriage House Lane Mamaroneck, NY 10543	2,171,193(1)	5.51%

The PNC Financial Services Group, Inc. PNC Bank Building Pittsburgh, Pennsylvania 15265	3,227,423(2)(3)	8.19%

Bruce S. Sherman 8889 Pelican Bay Blvd. Naples, FL 34108	3,554,585(4)	9.02%

Gregg J. Powers 8889 Pelican Bay Blvd. Naples, FL 34108	3,508,385(4)	8.90%

Private Capital Management, Inc. 8889 Pelican Bay Blvd. Naples, FL 34108	3,508,385(4)	8.90%

(1)	Irene Ryan Shaw is the sister of John T. Ryan III and the wife of L. Edward Shaw, Jr. Mrs. Shaw has sole voting and investment power over 405,323 shares of Common Stock and shares voting and investment power over 1,765,870 shares of Common Stock. Of such shares, voting and investment power over 590,097 shares is shared with L. Edward Shaw, Jr., voting and investment power over 159,156 shares is shared with John T. Ryan III and John C. Unkovic and voting and investment power over 1,016,617 additional shares is shared with Mr. Ryan and in certain cases other members of the Ryan family.

(2)	All shares are held by subsidiaries of The PNC Financial Services Group, Inc. in various fiduciary capacities. The subsidiaries have sole voting and investment power with respect to 162,656 and 141,239 shares, respectively, and share voting and investment power with respect to 0 and 3,065,534 shares, respectively.

(3)	Includes 3,062,767 shares of Common Stock held by the Company’s Stock Compensation Trust, as to which investment power is shared with certain executive officers of the Company and other holders of stock options under Company plans. See footnote (5) to the immediately preceding table.

(4)	According to a Schedule 13G filed February 14, 2005, Mr. Sherman is CEO and Mr. Powers is President of Private Capital Management, Inc., an investment advisor (“PCM”), and in that capacity share voting and investment power with PCM over 3,508,385 shares of Common Stock which PCM holds on behalf of its clients. Mr. Sherman has sole voting and investment power over 46,200 shares of Common Stock.

Beneficial Ownership of Ryan Family

The preceding tables disclose in accordance with Securities and Exchange Commission requirements only a portion of the aggregate beneficial ownership of the Company’s Common Stock by the Ryan family. As of February 18, 2005, members of the extended family of John T. Ryan III and Irene Ryan Shaw, including trusts for their benefit, beneficially owned to the knowledge of the Company an aggregate of 11,641,934 shares of Common Stock, representing 28.98% of the outstanding shares.

Shareholder Rights Plan

The Company has established a shareholder rights plan intended to promote continuity and stability, deter coercive or partial offers and other unfair takeover tactics which will not provide fair value to all shareholders, and enhance the Board’s ability to represent all shareholders and thereby maximize shareholder values.

Under the plan, each share of Common Stock presently outstanding or which is issued hereafter prior to the Distribution Date (defined below) is granted one-ninth of a Right. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company (the “Preferred Shares”) at a price of $225.00 per one one-thousandth of a Preferred Share, subject to adjustment in the event of stock dividends and similar events occurring prior to the Distribution Date. Each one one-thousandth of a Preferred Share would have voting, dividend and liquidation rights which are the approximate equivalent of one share of Common Stock.

The Rights are not exercisable until the Distribution Date, which is the earlier to occur of (i) 10 days following a public announcement that a person (an “Acquiring Person”) has acquired beneficial ownership, as defined in the Rights Agreement, of 15% or more of the outstanding Common Stock or (ii) 10 business days (unless extended by the Board of Directors) following the commencement of a tender offer or exchange offer which would result in the beneficial ownership by a person of 15% or more of the outstanding Common Stock. Until the Distribution Date, the Rights will be transferred only with the Common Stock, and the transfer of a share of Common Stock will also constitute the transfer of the associated Right. Following the Distribution Date, separate certificates evidencing the Rights will be mailed to record holders of Common Stock on the Distribution Date, and the Rights will then become separately tradable. In determining whether an individual or a qualifying nonbusiness entity has become an Acquiring Person, shares of Common Stock held continuously on and after

February 10, 1997, or acquired by gift or inheritance from another individual or qualifying entity which held them on that date, are excluded from the 15% beneficial ownership calculation.

In the event that any person becomes an Acquiring Person (other than pursuant to certain qualifying tender or exchange offers approved by the Board) and after expiration of the period during which the Rights may be redeemed, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise shares of Common Stock (or in certain circumstances, cash, property or other securities of the Company) having a market value of two times the exercise price of the Right. In the event that after the first public announcement that any person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction (other than a merger pursuant to certain qualifying tender or exchange offers) or 50% or more of its assets or earning power are sold, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise of the Right, shares of common stock of the acquiring company having a market value of two times the exercise price of the Right.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a Preferred Share (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges) per Right, subject to adjustment.

At any time prior to 10 days after the public announcement of an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a redemption price of $.01 per Right. Prior to the Distribution Date, the terms of the Rights may be amended by the Board of Directors in any respect whatever, without the consent of the holders of the Rights, except that the redemption price, the expiration date of the Rights, the exercise price or the number of Preferred Shares for which a Right is exercisable may not be amended. After the Distribution Date, the Board may amend certain time periods and other provisions relating to the Rights, except that the time period for redemption of the Rights may not be amended after the Rights have become nonredeemable. The Rights will expire on February 21, 2007 unless earlier redeemed or exchanged by the Company as described above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the Securities and Exchange Commission with respect to changes in their beneficial ownership of equity securities of the Company. In 2004, Benedict DeMaria, an officer of the Company was late in filing one Form 4 to report a single transaction. Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, the Company believes that all other 2004 Section 16(a) filing requirements applicable to its directors, officers and greater-than-10% beneficial owners were complied with.

PROPOSAL NO. 2

CEO ANNUAL INCENTIVE AWARD PLAN

The shareholders are being asked to consider and approve the CEO Annual Incentive Award Plan (the “Plan”). The Plan was adopted by the Compensation Committee of the Board of Directors in February 2005, subject to approval by the shareholders at the Annual Meeting. The principal features of the Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Plan, which is set forth as Appendix A to this Proxy Statement.

The Board of Directors recommends that shareholders vote “FOR” approval of the CEO Annual Incentive Award Plan. Unless otherwise specified thereon, proxies received in the accompanying form will be voted in favor of approval of the Plan.

General

The purposes of the Plan are to provide a strong financial incentive each year for performance of the Company’s Chief Executive Officer (“CEO”) by making a significant percentage of the CEO’s total cash compensation dependent upon the level of corporate performance attained for the year, and to do so in a manner which preserves deductibility of CEO compensation expense under Section 162(m) of the Internal Revenue Code (the “Code”).

Section 162(m) generally limits the Company’s federal income tax deduction for compensation paid to the CEO in any year to $1 million, unless any excess qualifies as “performance-based compensation.” Under the Company’s current annual executive bonus plan, which is described above in the Compensation Committee Report, the amount of the annual bonus paid to the CEO each year is dependent upon the Company’s performance for the year as compared to its net income target. However, because the current plan gives the Compensation Committee the discretion to vary the amount of the bonus based on its evaluation of the CEO’s individual performance and because the plan has not been approved by the shareholders, compensation paid under the current plan does not qualify as “performance-based compensation” under Section 162(m). The Plan is intended to conform the determination of the annual CEO incentive award to the requirements of Section 162(m) and thereby preserve the deductibility of any compensation expense exceeding the Section 162(m) cap.

Administration

The Plan will be administered by a Committee (the “Committee”) appointed by the Board of Directors or its Compensation Committee and consisting of not less than two members of the Board, each of whom must be both an “outside director” as defined in Section 162(m) and an “independent director” under the listing requirements of the New York Stock Exchange. The Plan will initially be administered by a subcommittee of the Board’s Compensation Committee consisting of directors Campbell, Cederna and Witmer.

Annual Incentive Awards

Under the Plan, the CEO’s annual incentive award will be earned by meeting a Performance Target, which is a specific level or levels set by the Committee of achievement by the Company of one or more objective Performance Criteria. The Performance Criteria may be based on consolidated net income, earnings before interest and taxes, income from continuing operations, income before extraordinary items, income from continuing operations before extraordinary items, earnings per share, return on equity or return on assets. Performance Criteria based on any of those measures may be based on the Company’s absolute performance under such measure for the year and/or upon a comparison of such performance with the performance of the Company in a prior period or the performance of a peer group of companies.

On or before the 90th day of each year, the Committee will determine the Performance Criteria to be used for such year and the method of determining the amount earned, including the applicable Performance Target. In addition to the Performance Target, the Committee may establish a Performance Threshold, which is a minimum level of achievement of the selected Performance Criteria necessary for any part of the annual incentive award to be earned, and/or a Performance Maximum, which is a maximum dollar amount which may be earned based on the level of achievement of the Performance Criteria. In such cases, the terms of the award must set forth the dollar value of the annual incentive award at the Performance Threshold, the level of achievement necessary to earn the Performance Maximum and the method of determining the amount earned if the level of achievement of the Performance Criteria is between the Performance Threshold and the Performance Maximum. The terms of the award established by the Committee must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Target and any Performance Threshold or Performance Maximum has been achieved and (2) the dollar amount which has been earned based on such performance.

Within 75 days following the end of the year, the Committee must determine and certify in writing whether the Performance Target, any Performance Threshold or Performance Maximum, and any other material terms of an annual incentive award were achieved or satisfied and the amount, if any, of the award payable to the CEO. The Committee may decrease, but may not increase, the amount of the award as calculated pursuant to the terms originally established by the Committee. The amount earned, as certified by the Committee, is payable to the CEO on or before March 15 of the year following the award year.

2005 Annual Incentive Award

Subject to shareholder approval of the Plan, the Committee has established the terms of the CEO annual incentive award for 2005. The terms of the 2005 award are essentially the same as the terms of the 2004 CEO bonus award, as described above in the Compensation Committee Report, except that the Committee will no longer have discretion to increase the award amount based on its evaluation of the CEO’s individual performance.

The targeted amount of the award, which is 60% of the market level salary midpoint for the chief executive officer position, may be earned by the Company meeting a Performance Target, which is a specified level of income before extraordinary items for 2005. There is also a Performance Threshold level of income before extraordinary items which must be achieved before any part of the award may be earned and a Performance Maximum which may be earned if the Company’s 2005 income before extraordinary items exceeds the Performance Target by a specified amount. The following table shows the amounts of the 2005 CEO annual incentive award which may be earned at the Performance Threshold, Performance Target and Performance Maximum levels:

Performance Threshold	Performance Target	Performance Maximum
$189,000	$378,000	$850,500

Miscellaneous

The maximum amount of annual incentive awards which may be paid with respect to the service of all persons serving as CEO in any fiscal year of the Company is limited to $950,000.

A CEO may receive a pro rata portion of an annual incentive award otherwise earned by Company performance if the CEO’s employment terminates during the year due to death, disability or retirement. An individual who becomes CEO during the year may receive a pro rata award based on the original award terms, or the Committee may establish separate award terms based on Company performance for all or part of the remainder of the year. If a change in control, as defined in the Plan, occurs during a year for which a Performance Target has been established, the Performance Target will be deemed to have been achieved, and a pro rata portion of the annual incentive award calculated at the Performance Target shall be payable immediately. Except as set forth above in this paragraph, an individual must be employed as CEO during the entire fiscal year in order to earn an annual incentive award under the Plan.

If approved by the shareholders, the Plan will continue in effect through the year ending December 31, 2009, unless sooner terminated by the Board or the Board’s Compensation Committee. The Board or the Compensation Committee may amend, suspend or terminate the Plan at any time, except that no amendment shall be made without shareholder approval if shareholder approval is necessary for awards under the Plan to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code.

Vote Required for Approval

Approval of the adoption of the Plan requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Common Stock voting in person or by proxy, with a quorum of a majority of the outstanding shares of Common Stock being present or represented at the Annual Meeting. Under the Pennsylvania Business Corporation Law, an abstention or broker non-vote is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

PROPOSAL NO. 3

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Because of the importance to the shareholders of having the Company’s financial statements audited by an independent registered public accounting firm, it is the opinion of the Board of Directors that the selection of the independent registered public accounting firm should be submitted to the shareholders. The Board of Directors and its Audit Committee recommend that the shareholders approve the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005. PricewaterhouseCoopers LLP has advised the Company that neither the firm nor any of its partners has any direct or material indirect financial interest in the Company or any of its subsidiaries.

The following table sets forth the fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for 2004 and 2003:

	2004	2003
Audit Fees (1)	$2,194,136	$1,004,803
Audit-Related Fees (2)	159,395	55,727
Tax Fees (3)	567,562	766,651
All Other Fees	0	0

(1)	Audit fees for 2004 include costs of approximately $1 million for review of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees were primarily for consultation concerning financial and accounting reporting standards, employee benefit plan audits and due diligence related to acquisitions.

(3)	Tax fees consisted of tax compliance, tax advice and tax planning services.

The increased fees for 2004 are due primarily to costs associated with the reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002 and with an SEC registration statement filed by the Company in 2004.

The charter of the Audit Committee requires that the Audit Committee approve in advance all audit and non-audit services to be performed by the Company’s independent registered public accounting firm, subject to the statutory exception for de minimus non-audit services. For 2004, all services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee pursuant to the pre-approval policy.

Board Recommendation and Required Vote

The Board of Directors and the Audit Committee recommend a vote for the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm, and proxies received in the accompanying form will be so voted, unless a contrary specification is made. It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. See “Election of Directors” for information concerning the Audit Committee of the Board of Directors.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum. In the event the proposal is not approved, the Board will treat this as a recommendation to consider another independent registered public accounting firm for 2006.

OTHER MATTERS

The Board of Directors does not know of any matters, other than those referred to herein, which will be presented for action at the meeting. However, in the event of a vote on any other matter that should properly come before the meeting, it is intended that proxies received in the accompanying form will be voted thereon in accordance with the discretion and judgment of the persons named in the proxies.

ANNUAL REPORT ON FORM 10-K

Upon written request to the undersigned Secretary of the Company (at the address specified on page 1) by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its 2004 Annual Report on Form 10-K to the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.

2006 SHAREHOLDER PROPOSALS

The Company’s bylaws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the bylaw. This notice deadline will generally be 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting, or November 29, 2005 for the Company’s Annual Meeting in 2006.

The bylaw described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company’s Proxy Statement pursuant to Securities and Exchange Commission Rule 14a-8 or to present for action at an Annual Meeting any proposal so included. Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company’s proxy materials pursuant to the Rule must also generally be received by the Company not later than 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting. For the Company’s Annual Meeting in 2006, this deadline would also be November 29, 2005.

The notices of shareholder proposals described under this caption must be given to the Secretary of the Company at the address set forth on page 1. A copy of the bylaw provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Board of Directors will be paid by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held in the names of such persons. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone. Employees will receive no additional compensation for any such solicitation.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

Appendix A

MINE SAFETY APPLIANCES COMPANY

CEO ANNUAL INCENTIVE AWARD PLAN

1.    Purposes.

The purposes of the Mine Safety Appliances Company CEO Annual Incentive Award Plan are to provide a strong financial incentive each year for performance of the Company’s Chief Executive Officer (“CEO”) by making a significant percentage of the CEO’s total cash compensation dependent upon the level of corporate performance attained for the year, and to do so in a manner which preserves deductibility of CEO compensation expense under Section 162(m) of the Code.

2.    Definitions in Last Section.

Unless defined where the term first appears in the Plan, capitalized terms shall have the meanings given in Section 6.

3.    CEO Annual Incentive Award.

(a)  Establishment of Annual Incentive Award.    On or before the 90th day of each Plan Year, the Committee shall determine and cause to be set forth in writing the Performance Criteria to be used in determining whether all or any part of the CEO’s Annual Incentive Award for such Plan Year has been earned and the method of determining the dollar amount earned, including the applicable Performance Target and any Performance Threshold or Performance Maximum. The terms so established by the Committee shall be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Target and any Performance Threshold or Performance Maximum has been achieved and (2) the dollar amount which has been earned based on such performance.

(b)  Determination and Certification of Incentive Award Amount.    Within 75 days following the end of the Plan Year, the Committee shall determine in accordance with the terms of the Plan and shall certify in writing whether the applicable Performance Target, any applicable Performance Threshold or Performance Maximum, and any other material terms of an Annual Incentive Award were achieved or satisfied and the amount, if any, of the Annual Incentive Award payable to the CEO. For this purpose, approved minutes of the meeting of the Committee at which the certification is made shall be sufficient to satisfy the requirement of a written certification. The Committee shall have the discretion to decrease, but may not increase, the amount of the Annual Incentive Award calculated pursuant to the terms established by the Committee pursuant to Section 3(a). The amount of any Annual Incentive Award, as so certified by the Committee, shall be communicated in writing to the Participant and shall be payable to the Participant as provided in Section 3(f).

(c)  Definition of Accounting Terms.    In establishing Performance Criteria and Performance Targets for any Plan Year, the Committee may define accounting terms so as to specify in an objectively determinable manner the effect of changes in accounting principles, extraordinary items, discontinued operations, mergers or other business combinations, acquisitions or dispositions of assets and the like. Unless otherwise so determined by the Committee and reflected in the terms of the Annual Incentive Award established pursuant to Section 3(a), accounting terms used by the Committee in establishing Performance Criteria and Performance Targets shall be defined, and the results based thereon shall be measured, in accordance with generally accepted accounting principles as applied by the Company in preparing its consolidated financial statements and related financial disclosures for the Plan Year, as included in its reports filed with the Securities and Exchange Commission.

(d)  Maximum Annual Incentive Award.    The maximum amount of the Annual Incentive Awards payable with respect to such service to all Participants serving as CEO in any fiscal year of the Company shall be limited to $950,000.

(e)  Employment Requirement for Annual Incentive Award Payment and Exceptions Thereto.

(i)  Except as provided in Section 3(e)(ii) hereof, payment of an Annual Incentive Award to a Participant for a Plan Year shall be made only if, and to the extent that, the foregoing requirements of this Section 3 have been met with respect to the Plan Year and only if the Participant is employed by the Company as its CEO for the entire Plan Year (from the first day of the Plan Year through the last day of the Plan Year), except as set forth in Section 3(g) hereof.

(ii)  If, under circumstances described in this Section 3(e)(ii), a Participant has been employed by the Company as CEO for only part of a Plan Year, a pro-rata Annual Incentive Award shall be paid to the Participant. The pro-rata Annual Incentive Award shall be calculated by multiplying the Annual Incentive Award which would be payable if such employment had been for the entire Plan Year by a fraction, the numerator of which shall be the Participant’s days of such employment during the Plan Year (except as provided in Section 3(e)(ii)(D) hereof) and the denominator of which shall be 365. The circumstances under which such a pro-rata Annual Incentive Award shall become payable with respect to a Plan Year are the following:

(A)  the Participant’s employment has terminated during the Plan Year under circumstances which qualify the Participant for retirement (including early retirement) under the Non-Contributory Pension Plan for Employees of Mine Safety Appliances Company (or any successor plan thereto);

(B)  the Participant has died during the Plan Year;

(C)  the Participant became CEO of the Company during the Plan Year and remained so employed on the last day of the Plan Year; or

(D)  the Participant was disabled (within the meaning of the Company’s long-term disability plan) during part of the Plan Year; in that event the numerator of the fraction used to calculate the pro-rata Annual Incentive Award shall be either the days of the Plan Year during which the Participant was actively at work or such other number (which shall not be more than 365) as is determined by the Committee in its sole discretion.

(f)  Time of Payment; Termination for Cause.    Except as provided in Section 3(g) hereof, and subject to any deferral election made by the Participant under any deferral plan of the Company then in effect, any Annual Incentive Award to which a CEO becomes entitled under this Section 3 with respect to a Plan Year shall be paid in a lump sum cash payment as soon as practicable after the amount thereof is determined by the Committee, but not later than the March 15th immediately following the Plan Year. Notwithstanding any of the foregoing provisions of the Plan, if the employment of a Participant has been terminated for cause (as determined in the sole discretion of the Committee prior to the occurrence of any Change in Control) at any time before the Company has paid the Participant’s Annual Incentive Award with respect to a Plan Year, no Annual Incentive Award shall be paid to the Participant with respect to such Plan Year. For purposes of the Plan, after a Change in Control has occurred, the Committee shall have no power to determine that a termination of a Participant’s employment has been made for cause.

(g) Change in Control. Notwithstanding any other provision of the Plan to the contrary, (i) if a Change in Control of the Company shall occur following a Plan Year as to which the actual Annual Incentive Award to be paid has been determined (but such Annual Incentive Award has not yet been paid), such Annual Incentive Award shall be paid immediately in cash, (ii) if a Change in Control shall occur following a Plan Year as to which the actual Annual Incentive Award to be paid has not yet been determined, such Annual Incentive Award shall be immediately determined and paid in cash, and (iii) if a Change in Control shall occur during a Plan Year as to which an Annual Incentive Award Performance Target has been established (but the actual Annual Incentive Award to be paid has not yet been determined), such Plan Year shall be deemed to have been completed, the Performance Target with respect to each Performance Criteria shall be deemed to have been attained, and a pro rata portion of the Annual Incentive Award so determined for such partial Plan Year (based on the number of full and partial months which have elapsed with respect to such Plan Year) shall be paid immediately in cash to the Participant.

4.    Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, any Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Annual Incentive Award hereunder.

5.    General Provisions.

(a)  No Right to Continued Employment.    Nothing in the Plan or in any Annual Incentive Award hereunder shall confer upon any Participant the right to continue in the employ of the Company either as CEO or in any other capacity or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(b)  Withholding Taxes.    The Company shall deduct from all payments under the Plan any taxes required to be withheld by federal, state or local governments.

(c)  Amendment and Termination of the Plan.    The Board or its Compensation Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Additionally, the Committee may make such amendments as it deems necessary to comply with Section 162(m) of the Code or other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment of the Plan shall be made without shareholder approval if shareholder approval of the amendment is necessary for Annual Incentive Awards under the Plan to continue to qualify as “performance based compensation” under Section 162(m) of the Code.

(d)  Participant Rights.    No Participant in the Plan for a particular Plan Year shall have any claim to be granted any target Annual Incentive Award under the Plan for any subsequent Plan Year, and there is no obligation for uniformity of treatment of Participants.

(e)  Unfunded Status of Annual Incentive Awards.    The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant with respect to an Annual Incentive Award, nothing contained in the Plan or any related document shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(f)  Governing Law.    The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(g)  Effective Date and Shareholder Approval.    The effective date of the Plan shall be January 1, 2005, provided that the adoption of the Plan is approved by a majority of the votes cast at a duly held meeting of the shareholders of the Company at which a quorum representing a majority of the outstanding voting stock of the Company is, either in person or by proxy, present and entitled to vote. Although an Annual Incentive Award may be established by the Committee prior to such shareholder approval of the Plan, any such Annual Incentive Award shall be subject to such shareholder approval being obtained, and no payments in respect of such Award shall be made prior to or in the absence of such shareholder approval. Subject to such approval by the shareholders, the Plan shall continue in effect until the Plan Year ending December 31, 2009, unless earlier terminated by the Board or its Compensation Committee.

6.    Definitions.

The following terms, as used herein, shall have the following meanings:

(a)	“Annual Incentive Award” shall mean any Annual Incentive Award to which a Participant becomes entitled pursuant to the Plan; the establishment of an Annual Incentive Award with respect to a Participant pursuant to Section 3(a) hereof does not, by itself, entitle the Participant to payment of any Annual Incentive Award hereunder; an Annual Incentive Award must be earned and become payable pursuant to other provisions hereof.

(b)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I)  any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates (which term shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act)) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or

(II)  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who on the effective date of the Plan constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the effective date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(III)  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(IV) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 51% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(e)	“Chief Executive Officer” or “CEO” shall mean the Chief Executive Officer of the Company.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

(g)	“Committee” shall mean a committee or subcommittee designated by the Board or its Compensation Committee to administer the Plan, and consisting of not less than two members of the Board, each of whom, at the time of appointment to the Committee and at all times during service as a member of the Committee, shall be (i) an “outside director,” as then defined under Section 162(m) of the Code and (ii) an “independent director” within the meaning of the listing requirements of the New York Stock Exchange or of any other exchange on which the common stock of the Company may then be listed.

(h)	“Company” shall mean Mine Safety Appliances Company, a corporation organized under the laws of the Commonwealth of Pennsylvania, or (except as used in the definitions of Change in Control and Person in this Section 6) any successor corporation.

(i)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(j)	“Participant” shall mean an individual serving as CEO of the Company for whom an Annual Incentive Award is established by the Committee with respect to the relevant Plan Year.

(k)	“Performance Criteria” shall mean one or more pre-established, objective measures of performance by the Company during a Plan Year selected by the Committee in its discretion to determine whether an Annual Incentive Award has been earned in whole or in part. Performance Criteria may be based on consolidated net income, earnings before interest and taxes (EBIT), income from continuing operations, income before extraordinary items, income from continuing operations before extraordinary items, earnings per share, return on equity or return on assets. Performance Criteria based on such performance measures may be based either on the absolute performance of the Company under such measure for the Plan Year and/or upon a comparison of such performance with the performance of the Company in a prior period or the performance of a peer group of companies selected or defined by the Committee at the time of establishing an Annual Incentive Award under Section 3(a).

(l)	“Performance Target” shall mean the level or levels of achievement of one or more Performance Criteria which must be attained during a Plan Year for an Annual Incentive Award to be fully earned, as established by the Committee at the time of establishing an Annual Incentive Award under Section 3(a).

(m)	“Performance Threshold” shall mean the minimum level or levels of achievement of the Performance Criteria applicable to a Plan Year which must be attained for any portion of an Annual Incentive Award to be earned. If the Performance Threshold is other than the Performance Target, the Committee shall establish and terms of the Annual Incentive Award shall set forth, in addition to the Performance Target, the Performance Threshold, the amount of the Annual Incentive Award payable if the Performance Threshold is achieved, and the manner of determining the amount payable if the actual level of performance is between the Performance Threshold and the Performance Target.

(n)	“Performance Maximum” shall mean a maximum dollar amount payable with respect to an Annual Incentive Award and the level or levels of achievement of the Performance Criteria applicable to a Plan Year which must be attained or exceeded for such maximum amount to be earned. If the Performance Maximum is higher than the amount payable on achievement of the Performance Target, the Committee shall establish and the terms of the Annual Incentive Award shall set forth the maximum dollar amount payable with respect to the Annual Incentive Award, the level or levels of achievement of the Performance Criteria applicable to the Plan Year which must be attained for such maximum amount to be payable, and the manner of determining the amount payable if the actual level of performance is between the Performance Target and the Performance Maximum.

(o)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) any individual or entity [including the trustees (in such capacity) of any such entity which is a trust] which as of February 18, 2005 is, directly or indirectly, the Beneficial Owner of securities of the Company representing 5% or more of the combined voting power of the Company’s then outstanding securities or any Affiliate of any such individual or entity, including, for purposes of this Plan, any of the following: (A) any trust (including the trustees thereof in such capacity) established by or for the benefit of any such individual; (B) any charitable foundation (whether a trust or a corporation, including the trustees or directors thereof in such capacity) established by any such individual; (C) any spouse of any such individual; (D) the ancestors (and spouses) and lineal descendants (and spouses) of such individual and such spouse; (E) the brothers and sisters (whether by the whole or half blood or by adoption) of either such individual or such spouse; or (F) the lineal descendants (and their spouses) of such brothers and sisters.

(p)	“Plan” shall mean this Mine Safety Appliances Company CEO Annual Incentive Award Plan, as amended from time to time.

(q)	“Plan Year” shall mean the Company’s fiscal year, except that if a Participant becomes CEO during a fiscal year, the Committee may establish a Plan Year for such Participant consisting of all or part of the remainder of such fiscal year. In case of a Plan Year which is less than a full calendar year, the Committee shall establish the terms of the Award, as provided in Section 3(a), before 25% of the Plan Year has elapsed.

MINE SAFETY APPLIANCES COMPANY

Annual Meeting of Shareholders

Tuesday, May 10, 2005

9:00 a.m.

121 Gamma Drive

RIDC Industrial Park

Pittsburgh, PA 15238

Mine Safety Appliances Company

This proxy is solicited on behalf of the Board of Directors.

Proxy—Mine Safety Appliances Company—2005 Annual Meeting of Shareholders

The undersigned hereby appoints JOHN T. RYAN III, WILLIAM M. LAMBERT and DOUGLAS K. MCCLAINE, or any of them, as proxies, with power of substitution, to vote all shares of MINE SAFETY APPLIANCES COMPANY which the undersigned is entitled to vote at the 2005 Annual Meeting of Shareholders and any adjournment thereof:

This proxy will be voted as directed, or, if no direction is given, FOR items 1, 2 and 3 below. A vote FOR item 1 includes discretionary authority to vote for a substitute if the nominee listed becomes unable or unwilling to serve. The proxies named are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

The undersigned hereby revokes all previous proxies for such Annual Meeting, acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and ratifies all that said proxies may do by virtue hereof.

PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 Below:

1. Election of three Directors for a term expiring in 2008. Nominees: 01 Diane M. Pearse 02 L. Edward Shaw, Jr. 03 Thomas H. Witmer	☐ Vote FOR ☐ Vote WITHHELD all nominees from all nominees (except as specified below)

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s number in the box provided to the right.)
2. Approval of the CEO Annual Incentive Award Plan.	☐ For ☐ Against ☐ Abstain
3. Selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐ For ☐ Against ☐ Abstain

Address Change? Mark Box Indicate changes below: ☐

Date                                                                                 , 2005

Signature (s) in Box

Please sign exactly as your name appears hereon. FOR JOINT
ACCOUNTS, EACH JOINT OWNER SHOULD SIGN. When
signing as attorney, executor, administrator, trustee, etc., please give your full title as such. If a corporation, please sign full corporate name by President or other authorized officer and give full title. If a partnership, please sign in partnership name by authorized person and give full title.